                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No. __________)*

                              CELADON GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   150838100
                              --------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------                                ------------------------
  CUSIP No. 150838100                                   Page ____ of ____Pages
-----------------------                                ------------------------
                                     13G

--------------------------------------------------------------------------------
     | NAME OF REPORTING PERSON
  1  | S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     |
     |              FSIP, LLC
--------------------------------------------------------------------------------
     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
  2  |                                                               (a) [ ]
     |                                                               (b) [ ]
     |
--------------------------------------------------------------------------------
     | SEC USE ONLY
  3  |
     |
     |
--------------------------------------------------------------------------------
     | CITIZENSHIP OR PLACE OF ORGANIZATION
  4  |
     |         DELAWARE
     |
--------------------------------------------------------------------------------
               |    | SOLE VOTING POWER
 NUMBER OF     |  5 |
               |    |
  SHARES       |    |              446,700
               |----|-----------------------------------------------------------
BENEFICIALLY   |    | SHARED VOTING POWER
               |  6 |
 OWNED BY      |    |
               |    |               --
   EACH        |----|-----------------------------------------------------------
               |    | SOLE DISPOSITIVE POWER
 REPORTING     |  7 |
               |    |
  PERSON       |    |              446,700
               |----|-----------------------------------------------------------
   WITH        |    | SHARED DISPOSITIVE POWER
               |  8 |
               |    |
               |    |
               |    |               --
--------------------------------------------------------------------------------
     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9  |
     |
     |                             446,700
--------------------------------------------------------------------------------
     | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10  |
     |
     |
--------------------------------------------------------------------------------
     | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11  |
     |
     |                             5.8%
--------------------------------------------------------------------------------
     | TYPE OF REPORTING PERSON*
 12  |
     |
     |                             IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILING OUT!
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 CUSIP No. 150838100                                    Page ____ of ____Pages

Item 1(a)   Name of Issuer:     Celadon Group, Inc.
---------   ---------------

Item 1(b)   Address of Issuer's Principal Executive Offices:
---------   ------------------------------------------------
                   9503 E. 33 Street, One Celadon Drive
                   Indinapolis, IN 46234

Item 2(a)   Name of Person Filing:
---------   ----------------------
                   FSIP, LLC

Item 2(b)   Address of Principal Business Office:
---------   -------------------------------------
                   230 Park Avenue
                   New York, N.Y.

Item 2(c)   Place of Organization:
---------   ----------------------
                   Delaware

Item 2(d)   Title of Class of Securities:  Common
---------   -----------------------------

Item 2(e)   CUSIP Number: 150838100
---------   -------------

Item 3      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
------      check whether the person filing is a:

 (a)  [ ]   Broker or Dealer registered under Section 15 of the Act

 (b)  [ ]   Bank as defined in section 3(a)(6) of the Act

 (c)  [ ]   Insurance Company as defined in section 3(a)(19) of the Act

 (d)  [ ]   Investment Company registered under section 8 of the Investment
            Company Act

 (e)  [ ]   Investment Adviser registered under section 203 of the Investment
            Advisers Act of 1940

 (f)  [ ]   Employee Benefit Plan. Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: 240.13d-1(b)(1)(ii)(F)

 (g)  [ ]   Parent Holding Company, in accordance with 240.13d-1(b)(ii)(G)
            (Note: See Item 7)

 (h)  [ ]   Group, in accordance with 240.13d-1(b)(1)(ii)(H)


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 CUSIP No. 150838100                                    Page ____ of ____Pages

Item 4         Ownership.
------         ----------

          (a) Amount Beneficially Owned:     446,700
                                        ---------------------
          (b) Percent of Class:              5.8%
                               ------------------------------
          (c) Number of shares as to which
              such person has:

              (i) sole power to vote or to direct the vote    446,700
                                                          ------------------
             (ii) shared power to vote or to direct the vote
                                                             ---------------
            (iii) sold power to dispose or to direct the
                  disposition of                              446,700
                                 -------------------------------------------
             (iv) shared power to dispose or to direct the
                  disposition of
                                 -------------------------------------------

Item 5         Ownership of Five Percent or Less of a Class.
------         ---------------------------------------------
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                              NA        [ ]

Item 6         Ownership of More than Five Percent on Behalf of Another Person.
------         ----------------------------------------------------------------
                              NA

Item 7         Identification and Classification of the Subsidiary Which
------         ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent
               -----------------------------------------------------
               Holding Company.
               ----------------
                              NA

Item 8         Identification and Classification of Members of the Group.
------         ---------------------------------------------------------
                              NA

Item 9         Notice of Dissolution of Group.
------         -------------------------------
                              NA


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 CUSIP No. 150838100                                    Page ____ of ____Pages


Item 10        Certification.
-------
          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          Date:                      1/12/99
                      --------------------------------------

          Signature:   /s/ Steven D. Blecher
                      --------------------------------------

          Name/Title:  Steven D. Blecher, Vice Chairman
                      --------------------------------------